Exhibit 5.1

Our ref SQG/792647-000002/28500205v2

AgiiPlus Inc.

Level B1, Building 3, No.1-10

Lane 1500, Kongjiang Rd.

Yangpu, Shanghai 200093

People’s Republic of China

[   ] 2024

Dear Sir or Madam

AgiiPlus Inc.

We have acted as Cayman Islands legal advisers to AgiiPlus Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to (i) the offering (the “Offering”) by the Company of certain of the Company’s Class A ordinary shares with a par value of US$0.0001 each (the “Shares”) and (ii) the registration of resale, from time to time, by the selling shareholders named in the Registration Statement (the “Selling Shareholders”), of 2,834,881 Class A ordinary shares with a par value of US$0.0001 each of the Company (the “Resale Shares”), which are issued by the Company to the Selling Shareholders upon the effectiveness of the Registration Statement.

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 18 February 2021.

1.2	The amended and restated memorandum and articles of association of the Company as amended and restated by special resolution dated 16 August 2021 (the “Pre-IPO Memorandum and Articles”).

1.3	The second amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on [ ] 2024 and effective upon the effectiveness of the Registration Statement (the “Post-offering Memorandum and Articles”).

1.4	The written resolutions of the board of directors of the Company dated 15 March 2023 and [ ] 2024 (collectively, the “Directors’ Resolutions”).

1.5	The written resolutions of the shareholders of the Company dated on [ ] 2024 (the “Shareholders’ Resolutions”).

1.6	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.7	A certificate of good standing dated [ ] 2024, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3	There is nothing under any law (other than the law of the Cayman Islands), and there is nothing contained in the minute book or corporate records of the Company (which we have not inspected), which would or might affect the opinions set out below.

2.4	The Company will receive money or money’s worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company, with effect immediately upon the effectiveness of the Registration Statement, will be US$50,000 divided into 500,000,000 ordinary shares of par value of US$0.0001 each, comprising (a) 400,000,000 Class A Ordinary Shares of par value of US$0.0001 each and (b) 100,000,000 Class B Ordinary Shares of par value of US$0.0001 each.

3.3	The issue and allotment of the Shares and the Resale Shares, and the resale of the Resale Shares by the Selling Shareholders as contemplated in the Registration Statement have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares and the Resale Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

Director’s Certificate